Consulta LLC

1280 Bison Ave., B9-21
Newport Beach, California 92660
Telephone: (949) 717-0626 Facsimile: (949) 717-0613

December 13, 2004

Mr. James A. Wexler
SeaHAVN, Ltd. (Delaware)
C/O The Corporation Trust Company
1209 Orange Street
Wilmington, DE 19801

Via Fax (425) 392.1810

Mr. James A. Wexler
SeaHAVN, Ltd. (BVI)
c/o Moore-Stephens Services S.A.M.
Attn: Mr. Peter J. Brigham
L'Estoril; Avenue Princess Grace
Monte Carlo, 98000
Monaco

Via Fax: (011.377.93.25.62.70)

Mr. John McLellan
Asia Multimedia Co. Holdings Limited
c/o Haldanes
8/F Runttonjee
11 Duddel Street
Central
Hong Kong

Mr. Donald Lake
NewBridge Capital Inc.
1280 Bison Ave., B9-21
Newport Beach, CA 92660

Via Fax: ~~(714) 742-5219~~ (949) 514.4467

Mr. William H. Burton
1033 Fairway Ridge Rd.
Concord, NC 28027

Via Fax: (704) 720-7524

Gentlemen:

Mr. William H. Burton introduced me to SeaHAVN (BVI) Ltd, a British Virgin Islands corporation ("SeaHAVN BVI"), and SeaHAVN, Ltd. (Delaware) (collectively "SeaHAVN"). He has provided me with SeaHAVN's Business Plan and other financial information as well as information on the related business SeaHAVN (IS), Ltd., a foreign corporation in organization. SeaHAVN's future plans for development and its financial forecasts are attached to this letter ("Agreement") as Exhibit "A-1 and A-2" (collectively, the "SeaHAVN Business Plan and SeaHAVN Financials, respectively").

I have reviewed the information provided by Mr. Burton, and he and I have had at least one conversation, either by way of direct telephone conversation or conference call with all of the SeaHAVN parties regarding the separate purchase of certain assets, operations and business arrangements of SeaHAVN more fully described in Exhibit "A-2", with reference to their intended use as set out in Exhibit "A-1" to be acquired by NewBridge Capital Inc., a fully reporting and publicly held Nevada corporation ("NBGC") and simultaneously transferred to a wholly owned subsidiary of NBGC ("NBGC Sub").

I presently represent NBGC through Consulta LLC, a Limited Liability Company ("Consulta"), and I agree that the SeaHAVN Business could benefit from becoming a part of a publicly held company.

Based upon the SeaHAVN Financials and other information provided to date, this Agreement represents our understanding and agreement to effect the acquisition by NBGC of the SeaHAVN Business described in Exhibits "A-1" and " A-2", and to negotiate on terms acceptable to SeaHAVN (DE) the simultaneous purchase by NBGC of certain assets consisting of Investment Securities and Real Estate located in the United States from Asia Multimedia Co. Holding Limited ("AMC"), a British Virgin Islands company, who owns or has the rights to acquire such assets more fully described in Exhibit "B" attached hereto (collectively, the "Other Acquired Assets").

1.0 Background

NBGC shares are presently trading over-the-counter. Historical due diligence materials discussed further below, including a summary of the trading history of NBGC stock (price and volume) for the last 36 months have been delivered to Mr. Burton and representatives of SeaHAVN prior to the date of this Agreement. These records, together with historical NBGC financial statements, and other reports filed with the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"), can be found on the SEC's website www.sec.gov/Edgar ("SEC Reports"), and are incorporated herein by reference.

NBGC presently has authorized 975,000,000 shares of $.001 par value Common Stock ("Common Stock") and 25,000,000 shares of $.001 par value preferred stock ("Preferred Stock"), with approximately 34,137,046 shares of Common Stock issued and outstanding, of which approximately 624,750 shares are held in "street name" by Cede Co. and 33,512,296 shares are held in certificate form. NBGC also has 2,000,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred") issued and outstanding. The rights, preferences and privileges of the Series A Preferred are more fully described in the Amended And Restated Certificate of Designation of the Rights and Preferences of the Series A Convertible Preferred Stock attached hereto as Exhibit "C" attached hero and incorporated herein by reference (the "Series A Certificate").

Additionally, out of the 33,512,296 shares held in certificate form, NBGC has the obligation to deliver approximately 1,991,370 shares of for financial services rendered and 5,410,000 shares for professional services rendered (collectively, the "Fee Shares") through December 31, 2004 by prior management, current management and advisors in connection with the Transaction and in consideration for the identification/termination of the Advisory, Employment and Consulting Agreements identified on Exhibit "D" hereto (collectively, "Advisory Agreements"). NBGC also has reserved 12,500,000 shares for future issuance under stock options which have been granted over the last (3) years by NBGC pursuant to the Advisory Agreements as additional incentive compensation for services rendered (the "Stock Options"), and authorized an additional 2,000,000 shares under options which have yet to be granted related to services rendered related to this Transaction, contingent upon closing (the "Additional Options").

Other than the Stock Options, NBGC does not have any other stock options, warrants or other derivative securities issued and outstanding as of the date hereof.

Collectively, the Fee Shares and Stock Options are referred to herein as the "Advisors Obligations." The Stock Options are exercisable at prices beginning at $.15 per share up to $ 1.15 per share. The exercise prices for the Additional Options have been set at $1.20 - $1.80 per share. Copies of the Stock Options and all material agreements related to NBGC's on-going, day-to-day business activities are discussed in the SEC Reports incorporated herein by reference, and can be evaluated further during the Review Period (as defined below) following the execution of this Agreement.

2.0 Series A Preferred

Among other rights and privileges, the issued and outstanding 2,000,000 shares of Series A Preferred, are convertible into shares of the Corporation's Common Stock upon an Event of Default (as defined in the Series A Certificate. The powers, conversion and liquidation references, options and other special rights and qualifications and restrictions of the Series A Preferred, in summary, allow the holders in the aggregate (a) to receive dividends on the same basis as holders of Common Stock on an "as converted" basis, (b) and, subject to the terms of the Optional Redemption provisions set out in the Series A Certificate, upon the Event of Default by NBGC of any of the Protective Covenants contained in the Series A Certificate, convert the shares of Series A Preferred upon sixty-five (65) day notice, on an all or none basis, into shares of NBGC Common Stock, calculated on a fully diluted basis (as defined in the Series A Certificate), by multiplying the number of shares of Common Stock issued and outstanding at the time of exercise by .000001, then multiplying that product by the number of shares of Series A Preferred then outstanding.

The shares of Series A Preferred will automatically convert into NBGC Common Stock using the formula above , upon the Event of Default or liquidation calculated on as "as converted" basis, but may be redeemed by NBGC subject to the terms of the Optional Redemption provisions set out in the Series A Certificate

The holders of shares of the Series A Preferred vote with the holders of Common Stock as a single class on the basis of one (1) vote for every ten (10) shares of Series A Preferred held. The Series A Preferred is transferable but there is no mandatory redemption for NBGC or "put" rights for the holders. As a result, the holders of the Series A Preferred cannot convert such shares into shares of NBGC's Common Stock unless there is a liquidation or Event of Default. NBGC however, at its' sole discretion and election by resolutions duly adopted by the setting Board of Directors, can modify the sixty-five (65) day conversion notice provisions in the event of an assignment, sale or transfer by any of the original issuees of the Series A Preferred where such transfer leaves said original holders without any beneficial interest in the Series A Preferred; however, NBGC can, at any time, at its sole discretion redeem the Series A Preferred Stock at any time following the date of issuance at the rate of One Dollar ($1.00) per share.

As a condition in the Protective Covenants in the Series A Certificate, NBGC must conduct all of its business activities through subsidiaries, or other forms of limited liability entities, and cannot itself at any time become directly, contingently or otherwise liable for more than $10,000 in aggregate joint and severable liabilities or obligations, actual or contingent, by guarantee or otherwise.

3.0 The Transaction

The mechanics of the acquisition of the SeaHAVN Business is to be effected pursuant to a "1031" Exchange-Type" transaction between AMC, SeaHAVN (DE) and NBGC (the "Transaction") as follows:

A. SeaHAVN (DE) will acquire control of NBGC by way of a "reverse-merger" which will involve the rights to the SeaHAVN Business defined in Exhibits A-1 and A-2 being acquired by AMC then, together with the rights to the Other Acquired Assets more fully described in Exhibit "B", the subject rights to the SeaHAVN Business and the Other Acquired Assets will be transferred to NBGC Sub. The result of this three-way reverse merger is that the SeaHAVN Business and the Other Acquired Assets will become owned and conducted by a wholly-owned subsidiary of NBGC; and SeaHAVN (DE) becomes the majority shareholder of NBGC. SUBJECT TO SATISFACTION OF SEAHAVN (DE)

B. At closing SeaHAVN (DE) will receive 26,600,000 of the 33,512,296 shares of NBGC Common Stock presently issued and held in certificate form, in exchange for the SeaHAVN Business and the Other Acquired Assets, resulting in SeaHAVN (DE) owning approximately 83% of NBGC at Closing, and NBGC Sub owning 100% of the SeaHAVN Business and the Other Acquired Assets.

C. Post-Closing, on a fully diluted basis and giving effect to the distribution of the current 34,137,046 shares of Common Stock presently issued and outstanding as previously discussed and agreed between SeaHAVN (DE), AMC and the various advisors, former management and others providing services as part to the Transaction, and assuming complete exercise of the existing Stock Options and the Additional Options, but not including the conversion of the Series A Preferred, SeaHAVN (DE) will own approximately 53.3% of NBGC.

D. In consideration for its services, fees and expenses incurred in connection with this Transaction (as set forth below) Consulta will receive a transaction fee of $65,000 (the"Consulta Fee"), of which $5,000 has been paid on behalf of SeaHAVN (DE) and which Consulta hereby acknowledges receipt. The balance of $60,000 will be paid in six (6) installments, consisting of $10,000 to be paid to Consulta within two (2) business days following SeaHAVN (DE)'s execution hereof, and the balance to be paid in $10,000 installments to be paid by SeaHAVN (DE) and/or SeaHAVN (BVI) or it agent(s), within two (2) business days of SeaHAVN (DE) or SeaHAVN (BVI)'s receipt of written evidence that steps (A) through (E) below have been completed by Consulta within the timeframe set forth below, as measured from the last date of Consulta's receipt of the first of the six (6) remaining installments of $10,000 asset forth above:

(1) Days 1-5: Obtain NBGC shareholder consent to this Transaction, if necessary, but subject to the Consulta Fee being paid as set forth above and verification of SeaHAVN's representations contained herein, draft and have ready for filing at closing, the request to reserve a new CUSIP number, trading symbol, and an Amendment to the Articles of Incorporation of NBGC to effect the requisite name change to SeaHAVN Corporation, a ticker symbol ZHVN or FISH, or such other symbol suggested by SeaHAVN (DE) and approved by the NASD.

(2) Days 1-10: Draft various agreements between the parties in conformance with this Agreement including the finalization of the Agreement between NBGC and AMC as to the Other Acquired Assets, in conformance with the terms of this Agreement (the "Definitive Agreements"), together with the Form 8-K and Press Release(s) related to the Transaction (to be approved by SeaHAVN (DE) and NBGC as set out below). The Definitive Agreements shall follow the terms and conditions of this Agreement and shall contain the usual and customary representations and warranties normally made in transaction(s) such as this transaction, including but not limited to each party's financial condition, ownership of assets or rights involved in the Transaction, and contractual relationships, historical operations, lack of litigation and absence of liabilities (except as set forth herein), whether contingent or actual, conforming to the SeaHAVN Business Plan (Exhibit A-1 and A-2) and NBGC's SEC Reports, operations and historical operations.

(3) Days ~~1-15~~ 1-5: Negotiate on behalf of SeaHAVN (DE), or their designee, and the shareholders of SeaHAVN (DE) identified as at the time of closing of the transaction contemplated by this Agreement, at any time following 65 days after closing, the option to purchase the Series A Preferred from the present holders thereof acceptable to the proposed Optionees, at a price ranging from Ten Cents ($.10) per share to not more than One Dollar ($1.00) per share, utilizing the following formula: Series A Option holders pursuant to the proposed Series A Option Agreement, may purchase the Series A Preferred Stock at any time following the date of closing at the rate of (a) One Dollar ($1.00) per share or (b) Eighty US Cents ($0.80) per share if 20% of the Stock Options have been exercised or Sixty US Cents ($0.60) per share if 40% of the Stock Options have been exercised or Forty US Cents ($0.40) per share if 60% of the Stock Options have been exercised or Twenty US Cents ($0.20) per share if 80% of the Stock Options have been exercised or Ten US Cents ($0.10) if 100% of the Stock Options have been exercised.

(4) Days ~~1-15~~ 1-10: Negotiate and effect the settlement satisfied by the Fee Shares of any and all debt of NBGC identified in NBGC's latest SEC Report, together with any obligations incurred since the date of the latest SEC Report related to services rendered through the date of closing over and above $10,000;

(5) Days ~~1-15~~ 1-10 Subject to delays caused by SeaHAVN failure to approve arranged in 10 days: Obtain releases from the Advisors Obligations (which are to be satisfied by the Fee Shares and transaction fee(s) as set out herein, or if not identified herein, at the satisfaction of SeaHAVN. Consulta will also obtain releases, if applicable, from any syndicate or other business combination that may bind it or make it legally responsible for future investment or the assumption/replacement of any third party obligations, on terms that will not require NBGC to pay any additional fees or issue any additional shares or options to purchase shares of its Common Stock, not set forth herein, including the eight (8) Agreements listed on Exhibit "D" attached hereto (the "Advisory Agreements"). The settlements with the Advisory Agreements shall be conditional upon closing, and may then be cancelled by the new Board.

The Consulta Fee is immediately refundable if for any reason, Consulta cannot obtain NBGC shareholder consent, if required, by or before the end of the Review Period (as defined below), or if any of the representations set forth in this Agreement as to NBGC are discovered to be materially false or incorrect. However, failure by SeaHAVN (DE), or any of its' affiliates or agents as the case may be, to pay the Consulta Fee in accordance with this Agreement shall automatically terminate this Agreement, and any prior fees paid to Consulta shall be retained by Consulta as liquidated damages for the breach of the payment obligations.

E. The Boards of Directors of SeaHAVN (DE) and NBGC shall have up to twenty (20) business days following the last date of the execution of this Agreement to conduct their respective due diligence investigation (the "Review Period") and to provide their due diligence materials and written consent to the Transaction in order for Consulta to prepare the Transaction documents, including the Definitive Agreement, to effect a closing.

F. Prior to closing the proposed Transaction, but contingent entirely upon the closing, the Board of Directors of NBGC will approve corporate resolutions changing NBGC's name to the name selected by SeaHAVN (DE), and elect to its Board four (4) members nominated by SeaHAVN (DE) to occupy four (4) of NBGC's five (5) member Board of Directors subject to approval and acceptance by SeaHAVN (DE) of the current Articles of Incorporation and By-Laws of NBGC and that now or hereafter no board resolution shall require any more than a majority approval of such appointments, or other corporate action following the closing.

G. NBGC and SeaHAVN (DE) hereby agree that any proceeds from the exercise of Stock Options received prior to closing shall be in a segregated financial institutional account and not utilized by NBGC until the ~~later~~ earlier of the closing or ~~the Drop Dead Date.~~ ~~termination~~ 90 days from date of this Agreement.

4.0 Audit/Appraisal of SEAHAVN Businesses

From the date this Agreement is countersigned by the parties, until the earlier of (a) the termination of the Definitive Agreement, or (b) closing, NBGC, AMC and SeaHAVN (DE) agree to allow each other's authorized representatives to have full access to their respective financial and corporate records, and to conduct their respective due diligence. SeaHAVN (DE), AMC and NBGC will authorize representatives of the respective parties to audit, perform due diligence and assist in the preparation and approval of disclosure documents, the Definitive Agreement and other documents necessary to effect closing with the view of closing on or before February 28, 2005, but no later than the Drop Dead Date, unless extended by mutual written consent of SeaHAVN (DE), AMC and NBGC.

5. Investment Advisors

Mr. Burton, together with Consulta and its members, may currently be NBGC shareholders, and Consulta also serves as NBGC's principal investment advisor. According to their respective agreements with NBGC, upon execution of this Agreement, and again at closing, if effected, a portion of the Fee Shares will be transferred to Consulta, its members, Mr. Burton, and others in consideration for the introduction, evaluation, due diligence and other professional services rendered to NBGC in the effort to affect a closing of the Transaction. Upon issuance of any such shares, one or more of the parties, Mr. Burton and Fred G. Luke, as Consulta's agent, and possibly other representatives of AMC and SeaHAVN (DE), for the purpose of receiving options and other non-cash fees, may be deemed Affiliates and, if so, agree to file all notices and other forms required by the SEC.

Mr. Burton, NBGC and AMC acknowledge that this relationship has developed through the efforts of Mr. Burton in conjunction with Consulta, acting under agreements with AMC and NBGC. Accordingly, NBGC will not be responsible for any claims for brokers' or finders' fees claimed by those working "behind" or otherwise outside the scope of the relationship between NBGC, Mr. Burton or Consulta.

6.0 Additional Options to be issued as Incentive and in Compensation for Identifying and Negotiating the Transaction

Within five (5) business days following execution of this Agreement by all affected parties, SeaHAVN (DE) management shall allocate Additional Options, which shall not be less than 500,000 shares exercisable at $1.20 per share; 500,000 shares exercisable at $1.40 per share; 500,000 shares exercisable at $1.60 per share, and 500,000 shares exercisable at $1.80 per share, to be issued by NBGC as compensation to SeaHAVN (DE) management and others providing services to SeaHAVN (DE) in connection with this Transaction.

7.0 Public Announcements

The parties agree to consult with one another and agree upon the form and substance of all press releases and public statements related to the Transaction prior to any announcements being released to the public.

8.0 Stand Still

SeaHAVN (DE), AMC and NBGC agree not to entertain, solicit or encourage any inquiry or proposal from any third party concerning the Transaction, or any other business combination or acquisition of SeaHAVN (DE) or purchase of the Other Acquired Assets from AMC until after the later of the expiration of the Review Period, the termination this Agreement, or the Closing under the Definitive Agreement.

9.0 Confidentiality

Both parties warrant and represent that they will (a) provide the other party with all material information necessary to perform the necessary due diligence with respect to this Transaction, (b) hold any information obtained from the other party in the strictest of confidence, (c) will continue to operate their respective business, except for winding up of business or other transactions necessary to effect the Closing of the proposed Transaction, (d) notify the other party of any material change in circumstances or material events that will cause a threat of litigation, extraordinary operating losses, or a material change in management or capitalization, and (e) indemnify each other against claims by parties not a party to this Transaction.

Except as to public disclosures required of NBGC by the SEC, e.g. public announcements through national wire services related to the execution of this Agreement, the execution of the Definitive Agreement, and Closing or earlier termination, as long as this Agreement remains in effect, the parties mutually agree to maintain strict confidentiality. All due diligence information obtained from each other and will not be disclosed unless they are in a position of a "need-to-know basis" or the U.S. State and federal securities rules and regulations require such disclosures. All information so obtained shall be used only for the purposes of evaluation of this Transaction, and preparing the Definitive Agreement. If this Agreement is terminated, all parties hereto mutually agree to return such due diligence information to the other party. This paragraph is subject to and does not supersede any separate or subsequent agreements concerning confidentiality between us or between our agents and their affiliates.

10.0 Continued Operation of the Subject Companies

NBGC, AMC and SeaHAVN (DE) and SeaHAVN (BVI) mutually agree to maintain their respective assets and operate their respective businesses from the date of this Agreement through the Closing in the ordinary course of business, consistent with past practices, and to notify the other party immediately of any material events, including but not limited to the threat of litigation, extraordinary operating losses, and changes in management or capitalization.

Any continuing agreements contemplated by this Agreement and Exhibits shall be subject to SeaHAVN review, approval and/or revision of such agreement(s) which intend to serve to extend the Drop Dead Date or otherwise delay a timely Closing of the Transaction.

11.0 Acceptance and Instruction to Proceed

If this Agreement is acceptable, each of the affected parties needs an authorized officer/individual to execute and return a counterpart of this Agreement before February 02/2005. Failing to execute and return a signed counterpart of this Agreement by 5:00pm PST February 02, 2005, or SeaHAVN (DE)'s failure to pay the initial installment of the Consulta Fee as set out above by February 04, 2005, shall cause this Agreement to automatically expire. If such Agreement is countersigned and returned February 02, 2005, it shall become the basis and be used to begin due diligence, engaging auditors/appraisers, obtaining respective parties' consent to the

Sincerely,

Consulta, LLC

By: ______________________

Name: Fred G. Luke

Title: Managing Member